Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

ENVIVA DEVELOPMENT HOLDINGS, LLC,

ENVIVA PARTNERS, LP,

and

ENVIVA HOLDINGS, LP

dated

June 18, 2020

i

ii

DISCLOSURE SCHEDULES

Schedule 3.4	Transferor Approvals and Consents
Schedule 3.8(a)	Real Property
Schedule 3.10(a)	Material Contracts
Schedule 3.10(b)	Exception to Material Contracts

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of June 18, 2020 (the “Execution Date”), is by and among Enviva Development Holdings, LLC, a Delaware limited liability company (“Transferor”), Enviva Partners, LP, a Delaware limited partnership (“Transferee”), and Enviva Holdings, LP, a Delaware limited partnership (“Enviva Holdings”). Transferor, Transferee, and Enviva Holdings are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as of the Execution Date, Transferor owns 100% of the limited liability company interests in Enviva Pellets Greenwood Holdings II, LLC, a Delaware limited liability company (“EGH II”);

WHEREAS, Transferor desires to contribute the limited liability company interests in EGH II (the “Contributed Interests”) to Transferee in exchange for the consideration, and on the other terms and conditions, set forth in this Agreement;

WHEREAS, immediately following the contribution of the Contributed Interests to Transferee, Transferee shall contribute (i) 99.999% of the Contributed Interests to Enviva, LP, a Delaware limited partnership and wholly owned subsidiary of Transferee (“Enviva, LP”), and (ii) 0.001% of the Contributed Interests to Enviva GP, LLC, a Delaware limited liability company and the general partner of Enviva, LP (“Enviva GP, LLC”), and immediately upon receipt thereof, Enviva GP, LLC shall contribute 0.001% of the Contributed Interests to Enviva, LP;

WHEREAS, Enviva Holdings is party to each of the Offtake Contracts and each of the Shipping Contracts;

WHEREAS, Enviva Holdings desires to assign its rights and obligations under each of the Offtake Contracts and each of the Shipping Contracts (the “Assigned Contracts”) to Transferee or Enviva, LP in exchange for the consideration, and each of Transferee and Enviva, LP, as applicable, desires to assume and accept the rights and obligations associated therewith, and on the other terms and conditions, set forth in this Agreement; and

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of Transferee (the “General Partner”), has (i) received an opinion of Evercore Group L.L.C., the financial advisor to the Conflicts Committee (the “Financial Advisor”), dated as of June 17, 2020, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Purchase Price to be paid by Transferee pursuant to this Agreement is fair, from a financial point of view, to Transferee and the Unaffiliated Common Unitholders (as defined in such opinion) and (ii) determined in good faith the Transaction, including the Contribution Documents, and the exhibits and schedules thereto, taken as a whole, is in the best interest of, Transferee and the unaffiliated holders of common units representing limited partner interests in Transferee.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1            Definitions. In addition to the terms defined in the body of this Agreement, capitalized terms used herein will have the meanings given to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Section 1.2            Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(a)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The phrase “ordinary course of business” shall mean, with respect to a particular Person, the ordinary course of business of such Person consistent with past practice in all material respects.

(b)            The Parties acknowledge each Party and its attorneys have reviewed this Agreement and any rule of construction to the effect any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c)            The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(d)            All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.

(e)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II
CLOSING AND RELATED MATTERS

Section 2.1            Contribution of Contributed Interests. Subject to the express terms and conditions hereof, at the Closing, Transferor shall contribute, convey, assign, transfer, sell, and deliver the Contributed Interests to Transferee, whereupon Transferee shall immediately contribute, convey, assign, transfer, and deliver (a) 99.999% of the Contributed Interests to Enviva, LP, and (b) 0.001% of the Contributed Interests to Enviva GP, LLC, and immediately upon receipt thereof, Enviva GP, LLC shall contribute 0.001% of the Contributed Interests to Enviva, LP, all in exchange for the consideration set forth in Section 2.2.

Section 2.2            Consideration. At the Closing, in consideration for the contribution of the Contributed Interests and the other transactions contemplated by this Agreement, Transferee shall pay to Transferor or its designees (as set forth in Section 2.4(c)) an aggregate amount equal to $132,000,000 in cash (the “Purchase Price”), subject to adjustment as set forth in Section 2.5.

Section 2.3            Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) will take place at 10:00 a.m. local time at the offices of Vinson & Elkins L.L.P., 1114 Avenue of the Americas, 32nd Floor, New York, New York 10036, on the later of (a) the third Business Day following the satisfaction or waiver of the conditions in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) to be satisfied or waived, and (b) July 1, 2020, or at such other time and place as the Parties mutually agree (the “Closing Date”). Notwithstanding anything to the contrary in the Contribution Documents, for accounting purposes only, title to, ownership of and control over the Contributed Interests, the Business, and the Assigned Contracts shall pass to Transferee, or Enviva, LP, as applicable, effective as of 12:01 a.m., Eastern Time, on July 1, 2020. The funding of the Closing (the “Funding”) shall occur simultaneously with the Closing, unless the Closing occurs on a day other than a Business Day, in which case the Funding shall occur at 10:00 a.m. local time, New York, New York, on the next Business Day after the Closing, or such other time and date as the Parties may mutually agree.

Section 2.4            Deliveries at Closing.

(a)            By Transferor and Enviva Holdings. Subject to the terms and conditions of this Agreement, at the Closing, Transferor and Enviva Holdings, as applicable, shall deliver or cause to be delivered to Transferee each of the following items:

(i)            a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.2(a) and 6.2(b) applicable to the Transferor have been satisfied, duly executed by a Responsible Officer of Transferor;

(ii)          a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.2(a) and 6.2(b) applicable to Enviva Holdings have been satisfied, duly executed by a Responsible Officer of Enviva Holdings;

(iii)          a counterpart to the instrument of transfer with respect to the transfer of the Contributed Interests to Enviva, LP in substantially the form attached hereto as Exhibit B (the “Interest Conveyance”), duly executed by Transferor;

(iv)          a counterpart to the instrument of assignment with respect to the assignment of Enviva Holdings’ rights and obligations under each of the Offtake Contracts and each of the Shipping Contracts to Transferee or Enviva, LP in substantially the form attached hereto as Exhibit C (the “Contract Assignment”), duly executed by Enviva Holdings;

(v)          a FIRPTA Certificate, duly executed by Enviva Holdings on behalf of Transferor;

(vi)         a waiver from Enviva ManagementCo in favor of Transferee and the other parties thereto in substantially the form attached hereto as Exhibit D (the “EVA MSA Fee Waiver”), duly executed by Enviva ManagementCo;

(vii)        a counterpart to the assignment of guarantee agreement between Enviva JV Development Company, LLC and Transferee with respect to the assignment of the guarantee of the Navigator Note in substantially the form attached hereto as Exhibit E (the “Note Guarantee Assignment”), duly executed by Enviva JV Development Company, LLC;

(viii)       a counterpart to the instrument of termination with respect to the termination of the Confirmation in substantially the form attached hereto as Exhibit F (the “Confirmation Termination”), duly executed by Greenwood;

(ix)          a counterpart to the assignment of guarantee agreement between Enviva JV Development Company, LLC and Transferee with respect to the assignment of the guarantee of the Railroad Car Lease Agreement in substantially the form attached hereto as Exhibit G (the “Lease Guarantee Assignment”), duly executed by Enviva JV Development Company, LLC; and

(x)           a counterpart to the make-whole agreement between Enviva Holdings and Enviva, LP in substantially the form attached hereto as Exhibit H (the “Make-Whole Agreement”), duly executed by Enviva Holdings.

(b)            By Transferee. Subject to the terms and conditions of this Agreement, at the Closing, Transferee shall deliver or shall cause to be delivered to Transferor (or to the extent specifically set forth below, to Transferor’s designee) each of the following items:

(i)            a certificate, dated as of the Closing Date, certifying the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied, duly executed by a Responsible Officer of the General Partner;

(ii)            a counterpart to the Interest Conveyance, duly executed by each of Enviva, LP, Transferee, and Enviva GP, LLC;

(iii)          a counterpart to the Contract Assignment, duly executed by each of Transferee, Enviva, LP and Enviva Pellets Cottondale, LLC;

(iv)          a counterpart to the Note Guarantee Assignment, duly executed by Transferee;

(v)           a counterpart to the Confirmation Termination, duly executed by Enviva, LP;

(vi)          a counterpart to the Lease Guarantee Assignment, duly executed by Transferee; and

(vii)         a counterpart to the Make-Whole Agreement, duly executed by Enviva, LP.

(c)            By Transferee. Subject to the terms and conditions of this Agreement, at the Funding, Transferee shall deliver to Transferor (or to the extent specifically set forth below, to Transferor’s designee) each of the following items:

(i)            the Estimated Purchase Price less the amount of the JHUSA Purchase Price, by wire transfer of immediately available funds to an account specified by Transferor; and

(ii)            the JHUSA Purchase Price, by wire transfer of immediately available funds to an account of JHUSA specified by Transferor.

(d)            By Transferor. Subject to the terms and conditions of this Agreement, at the Funding, Transferor shall confirm in writing to the Transferee that all of EGH II’s outstanding obligations under the Purchase and Sale Agreement have been satisfied and all Liens securing such obligations under the Pledge Agreement have been released upon payment of the JHUSA Purchase Price.

Section 2.5            Closing Purchase Price Adjustments.

(a)            Estimated Purchase Price. At the Funding, the Purchase Price shall be adjusted by (i) adding to the Purchase Price the amount (if any) by which the Estimated Closing Net Working Capital exceeds $1,400,000 (the “Target Working Capital”) or (ii) subtracting from the Purchase Price the amount (if any) by which the Target Working Capital exceeds the Estimated Closing Net Working Capital (the Purchase Price as so adjusted, the “Estimated Purchase Price”).

(b)            At least three (3) Business Days prior to the Closing Date, Transferor shall deliver to Transferee a written statement setting forth Transferor’s good faith estimate (the “Estimated Closing Net Working Capital”) of the Contributed Companies’ current assets minus its current liabilities as of 12:01 a.m. on the Closing Date (the “Closing Net Working Capital”), together with reasonably detailed supporting documentation, which shall be determined in a manner consistent with GAAP.

(c)            Within thirty (30) days following the Closing Date, Transferor shall prepare and deliver to Transferee a written statement setting forth Transferor’s good faith calculation of the difference between the Closing Net Working Capital and the Estimated Closing Net Working Capital (the “Net Adjustment Amount”). Within five Business Days after delivery of such statement from Transferor to Transferee, if the Net Adjustment Amount is positive, then Transferee shall pay to Transferor such amount and if the Net Adjustment Amount is negative, then Transferor shall pay to Transferee such amount, in each case by wire transfer of immediately available funds to the account designated by the payee.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING
TRANSFEROR AND THE CONTRIBUTED COMPANIES

Transferor (and in the case of Section 3.1(a), Section 3.2, Section 3.4, Enviva Holdings) hereby represents and warrants to Transferee as follows, except as otherwise described in the Disclosure Schedule to any representation or warranty in this Article III:

Section 3.1            Organization.

(a)            Each of Enviva Holdings and Transferor is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Enviva Holdings and Transferor has all requisite limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement and the other Contribution Documents to which it is a party and to perform its obligations under, and consummate the transactions contemplated by, the Contribution Documents, including this Agreement.

(b)            Each of the Contributed Companies is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Contributed Companies has all requisite limited liability company power and authority to carry on its business as now being conducted. Each of the Contributed Companies is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of the Business as presently conducted makes such qualification or licensing necessary, except in any jurisdiction where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 3.2            Authority; Enforceability. The execution and delivery by each of Enviva Holdings and Transferor of this Agreement and the performance by each of Enviva Holdings and Transferor of its obligations hereunder have been and, as of Closing, the execution and delivery by each of Enviva Holdings and Transferor of the other Contribution Documents to which it is a party and the performance of its obligations thereunder will have been duly and validly authorized by all necessary limited liability company or limited partnership, as applicable, action. This Agreement has been, and as of Closing such other Contribution Documents will have been, duly and validly executed and delivered by each of Enviva Holdings and Transferor. This Agreement constitutes, and as of the Closing such other Contribution Documents will constitute, the legal, valid, and binding obligations of each of Enviva Holdings and Transferor enforceable against each of Enviva Holdings and Transferor in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium, or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3            Title to Contributed Interests.

(a)            Transferor owns, holds of record, and is the beneficial owner of the Contributed Interests, which represents 100% of the limited liability company interests of EGH II, free and clear of all Liens and restrictions on transfer other than (A) those arising pursuant to (i) this Agreement, (ii) EGH II’s Organizational Documents, or (iii) applicable securities Laws, or (B) Liens for Taxes not yet due or delinquent or being contested in good faith. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of EGH II issued or granted by EGH II, and there are no agreements of any kind which may obligate EGH II to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.

(b)            EGH II owns, holds of record, and is the beneficial owner of 100% of the outstanding equity interests in EGH I, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) the Organizational Documents of EGH I, (C) the Pledge Agreement, or (D) applicable securities Laws, or (ii) Liens for Taxes not yet due or delinquent or being contested in good faith. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of EGH I issued or granted by EGH I, and there are no agreements of any kind which may obligate EGH I to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.

(c)            EGH I owns, holds of record, and is the beneficial owner of 100% of the outstanding equity interests in Greenwood, free and clear of all Liens and restrictions on transfer other than (i) those arising pursuant to (A) this Agreement, (B) the Organizational Documents of Greenwood, or (C) applicable securities Laws, or (ii) Liens for Taxes not yet due or delinquent or being contested in good faith. There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for limited liability company interests of Greenwood issued or granted by Greenwood, and there are no agreements of any kind which may obligate Greenwood to issue, purchase, redeem or otherwise acquire any of its limited liability company interests, except as may be contained in its Organizational Documents.

Section 3.4            No Conflict; Consents and Approvals. The execution and delivery by each of Enviva Holdings and Transferor of this Agreement and the other Contribution Documents to which it is a party and the performance by each of Enviva Holdings and Transferor of its obligations under this Agreement and such other Contribution Documents do not and will not: (a) violate or result in a breach of the Organizational Documents of Enviva Holdings, Transferor, or any of the Contributed Companies; (b) assuming all required filings, waivers, approvals, consents, authorizations and notices disclosed in Schedule 3.4 (“Transferor Approvals and Consents”) and other notifications provided in the ordinary course of business have been made, obtained or given, (i) violate or result in a default in any material respect under any Material Contract to which Enviva Holdings, Transferor, or any of the Contributed Companies is a party, (ii) violate or result in a breach in any material respect of any Law or order applicable to Enviva Holdings, Transferor, or any of the Contributed Companies, (c) require any Governmental Authorization applicable to Enviva Holdings, Transferor, or any of the Contributed Companies, the absence of which would reasonably be expected to have a Material Adverse Effect, or (d) result in the imposition of any Lien (other than Permitted Liens) on the Contributed Interests or the Assigned Contracts, other than Liens created by or on behalf of Transferee or Enviva, LP.

Section 3.5            Legal Proceedings. As of the Execution Date, there are no Legal Proceedings pending or, to the knowledge of Transferor and Enviva Holdings, threatened against Enviva Holdings, Transferor, or any of the Contributed Companies that (a) challenge the validity or enforceability of the obligations of Enviva Holdings, Transferor, or any of the Contributed Companies under this Agreement or the Contribution Documents to which it is a party, (b) seek to prevent or delay the consummation by Enviva Holdings, Transferor, or any of the Contributed Companies of the transactions contemplated herein or in the Contribution Documents, or (c) would reasonably be expected to materially and adversely affect any of the Contributed Companies, the Greenwood Plant, or the Assigned Contracts. There is no order, judgment, or decree issued or entered by any Governmental Entity imposed upon Transferor or any of the Contributed Companies that, in any such case, (i) challenges the validity or enforceability of the obligations of Enviva Holdings, Transferor, or any of the Contributed Companies under this Agreement or the Contribution Documents to which it is a party, (ii) seeks to prevent or delay the consummation by Enviva Holdings, Transferor, or any of the Contributed Companies of the transactions contemplated herein or in the Contribution Documents, or (iii) would, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, any of the Contributed Companies, the Greenwood Plant, or the Assigned Contracts, taken as a whole.

Section 3.6            Ownership. Except for the limited liability company interests in EGH I owned by EGH II and the limited liability company interests in Greenwood owned by EGH I, none of EGH II, EGH I or Greenwood has any subsidiaries or owns equity interests in any Person.

Section 3.7            Financial Statements; No Undisclosed Liabilities.

(a)            As of the date hereof, Transferee has been provided with copies of, or access to, the unaudited balance sheets of Greenwood as of March 31, 2020, December 31, 2018 and December 31, 2019 and the unaudited income statements of Greenwood for the three months ended March 31, 2020 and each of the years ended December 31, 2019 and December 31, 2018. Such balance sheets and income statements were prepared in a manner consistent with GAAP consistently applied, subject to the absence of notes and other textual disclosure required by GAAP and, in the case of the income statement for the three months ended March 31, 2020, to year-end audit adjustments and accruals.

(b)            Each of the Contributed Companies has operated in the ordinary course of business and has not incurred any obligation or liability of any type (whether accrued, absolute, contingent or otherwise) that would be required under GAAP to be reflected on an audited consolidated balance sheet of the Contributed Companies, other than any such liabilities or obligations (i) incurred in the ordinary course of business, (ii) reflected or reserved against the balance sheets referred to in Section 3.7(a), (iii) that are to be fully satisfied prior to Closing, or (iv) that would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Business, any of the Contributed Companies or the Greenwood Plant.

(c)            Since March 31, 2020, there has not been any damage, destruction or loss to any material portion of the Greenwood Plant or any other Assets of the Contributed Companies, whether or not covered by insurance, in excess of $1,000,000.

Section 3.8            Property.

(a)            Schedule 3.8(a) contains a complete list of all of the real property and interests in real property owned in fee by any of the Contributed Companies (including the Greenwood Plant). There are no leases, subleases, or licenses of real property to which any Contributed Company is a party or by which it holds a leasehold interest. The Contributed Companies have good and marketable title to each real property described therein and the improvements thereon, free and clear or all Liens other than Permitted Liens and Liens created pursuant to this Agreement.

(b)            The Assets owned by the Contributed Companies, together with the Material Contracts to which any Contributed Company is a party, in each case, as of the Execution Date, constitute in all material respects all of the Assets used by the Contributed Companies in connection with the Business and the operation of the Greenwood Plant as operated and conducted by the Contributed Companies as of the Execution Date. The material tangible Assets of the Contributed Companies are in good operating condition and in a state of good maintenance and repair in accordance with normal industry practice, ordinary wear and tear excepted.

Section 3.9            Governmental Authorizations; Compliance with Law. The Contributed Companies (a) hold all material Governmental Authorizations necessary for the conduct of the Business as presently conducted (including, for the avoidance of doubt, the operation of the Greenwood Plant), and all such material Governmental Authorizations are in full force and effect, (b) are in compliance in all material respects with all such Governmental Authorizations and all applicable Laws, and (c) have not received written notification from any applicable Governmental Entity that it is not in compliance in any material respect with any applicable Laws.

Section 3.10            Material Contracts.

(a)            Schedule 3.10(a) sets forth all Material Contracts.

(b)            Except as set forth on Schedule 3.10(b), each of the Material Contracts (i) is in full force and effect in all material respects and (ii) represents the legal, valid and binding obligation of Greenwood, the other Contributed Companies, Enviva Holdings, or Transferor (as applicable) and, to the knowledge of Transferor and Enviva Holdings, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of the Contributed Companies, Enviva Holdings, Transferor or, to the knowledge of Transferor and Enviva Holdings, any other party is in breach of any Material Contract in any material respect, and none of Transferor, Enviva Holdings or any of the Contributed Companies has received any written notice of termination or breach of any Material Contract.

Section 3.11            Taxes.

(a)            For U.S. federal income tax purposes, each of the Contributed Companies are disregarded as entities separate from Enviva Holdings. No election has been made under Treasury Regulation Section 301.7701-3 to treat any of the Contributed Companies as any type of entity other than a disregarded entity or partnership for U.S. federal, state, or local income tax purposes.

(b)            All Tax Returns that are required to have been filed by, or with respect to, the Contributed Companies or any of their respective operations and Assets have been timely and properly filed with the appropriate Taxing Authority.

(c)            All Taxes that are required to have been paid by or with respect to the Contributed Companies or any of their respective operations and Assets, regardless of whether such Taxes were shown on a Tax Return, have been timely and properly paid in full to the appropriate Taxing Authority.

(d)            There are no Liens (other than Permitted Liens) on any of the Assets of the Contributed Companies that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(e)            None of the Contributed Companies has in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(f)            There are no pending or active audits or legal proceedings regarding any of the Tax Returns described in Section 3.11(b) or any Taxes of or with respect to any of the Contributed Companies or any of their respective Assets or, to Transferor’s and Enviva Holdings’ knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes of any of the Contributed Companies.

Section 3.12            Environmental Matters.

(a)            The Contributed Companies and the Greenwood Plant are, and have been since February 16, 2018, in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Governmental Authorizations required under all Environmental Laws for the operation of the Greenwood Plant in all material respects.

(b)            None of the Contributed Companies or the Greenwood Plant is the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Entity under any Environmental Laws requiring remediation or the payment of a fine or penalty.

(c)            None of the Contributed Companies or the Greenwood Plant is subject to any Legal Proceeding pending or threatened in writing, whether judicial or administrative, nor have they received from any Governmental Authority any written notice, order, request for information, or complaint, regarding noncompliance with or potential liability under any Environmental Law, the outcome of which would reasonably be expected to materially and adversely affect the Business, any of the Contributed Companies or the Greenwood Plant.

(d)            To the knowledge of Transferor and Enviva Holdings, there has been no Release by or at the Greenwood Plant, except for any Release either in compliance with applicable Environmental Law, or as would not reasonably be expected to result in a material liability to any of the Contributed Companies under any Environmental Law.

(e)            To the knowledge of Transferor and Enviva Holdings, there has been no exposure of any Person or property to any Hazardous Substances in violation of Environmental Laws by the operation of the Greenwood Plant or the Business except for any such exposure as would not reasonably be expected to result in a material liability to any of the Contributed Companies under any Environmental Law.

Transferee acknowledges that this Section 3.12 shall be deemed to be the only representation and warranty in this Agreement with respect to Hazardous Substances, Releases, or Environmental Laws or any other matter related to or arising under any Environmental Law.

Section 3.13            Employees and Benefit Plans. The Contributed Companies do not have and have not had any employees or individual service providers on their payroll, nor do they have any material obligation or liability (whether actual, contingent or otherwise) with respect to any employees or individual service providers (other than obligations (x) to independent contractors who perform services for the Contributed Companies or (y) pursuant to the Management Services Agreement). The Contributed Companies have not sponsored, maintained, contributed to, or had an obligation to contribute to any plan, policy, understanding, arrangement, written contract, or agreement that provides or is designed to provide compensation or benefits to or with respect to employees or individual service providers (each such plan, policy, understanding, arrangement, contract or agreement, a “Benefit Plan”) and do not have any obligation or liability (whether actual, contingent or otherwise) with respect to any Benefit Plan.

Section 3.14            Insurance. All material insurance policies with respect to which the Business as presently conducted, the Contributed Companies and the Greenwood Plant are beneficiaries are in full force and effect, and all premiums due and payable under such policies have been paid. To Transferor’s and Enviva Holdings’ knowledge, no written notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received.

Section 3.15            Intellectual Property. The Contributed Companies have access to, own or have the right to use pursuant to license, sublicense, agreement or otherwise all material items of Intellectual Property required in connection with the ownership of Greenwood Plant and the operation of the Business as presently conducted.

Section 3.16            Brokerage Arrangements. Neither Transferor nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferee to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 3.17            Data Room. As of the date hereof, copies of all Material Contracts and Governmental Authorizations in Transferor’s possession with respect to the Contributed Companies, and all of the Material Contracts in Enviva Holdings’ possession, have been provided and made accessible to Transferee in the online “virtual data room” for “Project Yellowstone” established by Merrill Datasite prior to the Execution Date. Within five (5) Business Days after the date hereof, Transferor shall provide to Transferee a true and complete digital copy of the contents of such online “virtual data room.”

Section 3.18            Disclaimer.

(a)            Notwithstanding anything to the contrary herein, neither Enviva Holdings nor Transferor makes any representation or warranty (i) in any provision of this Agreement, the Disclosure Schedules or otherwise, other than those expressly set forth in this Article III, (ii) with respect to any date or period after the Closing, (iii) with respect to any date or period prior to February 16, 2018, or (iv) with respect to the Expansion Project.

(b)            EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN Article III, THE CONTRIBUTED INTERESTS, THE CONTRIBUTED COMPANIES AND THEIR RESPECTIVE ASSETS, AND THE ASSIGNED CONTRACTS ARE BEING CONTRIBUTED OR ASSIGNED, AS APPLICABLE, THROUGH THE CONTRIBUTION OR ASSIGNMENT, AS APPLICABLE, OF THE CONTRIBUTED INTERESTS AND ASSIGNED CONTRACTS TO TRANSFEREE OR ENVIVA, LP, AS APPLICABLE, “AS IS, WHERE IS, WITH ALL FAULTS” AND TRANSFEROR EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE CONTRIBUTED COMPANIES, THEIR RESPECTIVE ASSETS, OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS, AND OTHER INCIDENTS OF THE CONTRIBUTED COMPANIES AND THEIR RESPECTIVE ASSETS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS Section 3.18 EXPRESSLY SURVIVE THE CLOSING DATE.

Article IV
REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

Transferee hereby represents and warrants to Transferor as follows:

Section 4.1            Organization. Transferee is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2            Authority; Enforceability. Transferee has all requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Transferee and the performance of its obligations have been duly and validly approved by the Conflicts Committee and authorized by Transferee. This Agreement constitutes the valid and binding obligations of Transferee, enforceable against Transferee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

Section 4.3            No Conflicts; Consents and Approvals. The execution and delivery by Transferee of this Agreement and the performance by Transferee of its obligations hereunder and the consummation by Transferee of the Transaction do not: (a) violate or result in a breach of the Organizational Documents of Transferee, (b) violate or result in a breach or default under any Material Contract to which Transferee is a party, except for any such violation or default which would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the Transaction, (c) violate or result in a breach of any Law or order applicable to Transferee, except as would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the Transaction, or (d) require any Governmental Authorization, other than, (x) with respect to Governmental Authorization, any filings pursuant to the Exchange Act and (y) in each case, any such consent or approval which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Transferee’s ability to consummate the Transaction.

Section 4.4            Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Transferee, threatened against Transferee that (a) challenge the validity or enforceability of the obligations of Transferee under this Agreement or (b) seek to prevent or delay the consummation by Transferee of the transactions contemplated herein.

Section 4.5            Delivery of Fairness Opinion. The Conflicts Committee has received an opinion of the Financial Advisor, dated as of June 17, 2020, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken in rendering its opinion as set forth therein, the Purchase Price to be paid by Transferee pursuant to this Agreement is fair, from a financial point of view, to Transferee and the Unaffiliated Common Unitholders (as defined in such opinion).

Section 4.6            Brokerage Arrangements. Neither Transferee nor any of its Affiliates has entered, directly or indirectly, into any contract or arrangement with any Person that would obligate Transferor to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Contribution Documents or the transactions contemplated hereby or thereby.

Section 4.7            Funding. As of the Funding, Transferee will have access to immediately available funds to pay the Purchase Price.

Section 4.8            Independent Investigation; Waiver of Other Representations.

(a)            TRANSFEREE HEREBY ACKNOWLEDGES (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS, AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY, AND PROSPECTS OF THE CONTRIBUTED INTERESTS, THE CONTRIBUTED COMPANIES, AND THE ASSIGNED CONTRACTS, (ii) IT HAS BEEN PROVIDED OR GIVEN THE OPPORTUNITY TO ACCESS PERSONNEL, PROPERTIES, PREMISES, AND RECORDS OF THE CONTRIBUTED INTERESTS, THE CONTRIBUTED COMPANIES, AND THE ASSIGNED CONTRACTS, FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE GREENWOOD PLANT, AND AN INVESTMENT IN THE CONTRIBUTED INTERESTS, THE CONTRIBUTED COMPANIES, AND THE ASSIGNED CONTRACTS, and (iv) TRANSFEROR MAKES NO REPRESENTATION OR WARRANTY IN ANY PROVISION OF THIS AGREEMENT, THE DISCLOSURE SCHEDULES, OR OTHERWISE, OTHER THAN THOSE EXPRESSLY SET FORTH IN Article III (SUBJECT TO SECTION 3.18).

(b)            TRANSFEREE ACKNOWLEDGES AND AGREES THAT, WITH RESPECT TO THE PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION PROVIDED TO TRANSFEREE, (i) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES AND (ii) EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SHALL BE AT ITS SOLE RISK.

Article V
COVENANTS AND OTHER AGREEMENTS

Section 5.1            Conduct of Business. From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, except as permitted or required by the other terms of this Agreement or the other Contribution Documents, required by Law or by any Material Contract, or by the Organizational Documents of the Contributed Companies, or consented to or approved by Transferee in writing, which consent or approval will not unreasonably be withheld or delayed, Transferor (solely with respect to the Business) shall and shall cause the Contributed Companies to conduct their respective businesses (including the Business) in the ordinary course of business. Without limiting the foregoing, without the written consent or approval of Transferee, which consent or approval will not unreasonably be withheld or delayed, or except as required by any Law or by any Material Contract, or otherwise permitted or required by the other terms of this Agreement or the other Contribution Documents, (x) neither Transferor nor Enviva Holdings shall permit the amendment or termination of any Material Contract to which it is a party, and (y) Transferor shall not permit any of the Contributed Companies to:

(a)            amend its Organizational Documents;

(b)            enter into any joint venture, strategic alliance, noncompetition or similar arrangement that affects any Contributed Company or the Greenwood Plant;

(c)            sell, assign, transfer, lease, or otherwise dispose of any material Asset of the Business in excess of $500,000 individually; provided, however, any sale, assignment, transfer, lease, or other disposal of any material Asset of the Business shall be for at least fair market value (as determined in the reasonable discretion of Transferor);

(d)            abandon the Greenwood Plant or liquidate, dissolve, or otherwise wind up the Business or any Contributed Company;

(e)            incur any Indebtedness for Borrowed Money that, at Closing, would become a liability of any Contributed Company, other than the Navigator Note;

(f)            repurchase, redeem, or otherwise acquire any equity interests from its equity holders or former equity holders;

(g)            issue, grant, or sell any equity interests (or options, warrants, or rights to acquire same) or any other securities or obligations convertible into or exchangeable for any of its equity interests;

(h)            permit amendment or termination of any Material Contract to which any Contributed Company is a party or permit the entry into any Contract that, if entered into prior to the Execution Date, would be considered a Material Contract;

(i)            make a loan or extend credit to any Person (other than extensions of credit to customers in the ordinary course of business);

(j)            commence or settle any material lawsuit or legal action to which any Contributed Company is party or that otherwise affects the Business;

(k)            hire or engage any employees or individual service providers or adopt, maintain, contribute to, or incur any material liability (whether actual, contingent or otherwise) or obligation with respect to any Benefit Plan, in each case, other than obligations (i) to independent contractors who perform services for any Contributed Company in the ordinary course of business or (ii) pursuant to the Management Services Agreement;

(l)            mortgage, pledge, or subject to any Lien (other than a Permitted Lien) any of its material Assets or properties;

(m)            acquire by merger, consolidation, or otherwise any material Assets or business of any corporation, partnership, association, or other business organization or division thereof;

(n)            change in any material respect its accounting practices or principles except as required by GAAP;

(o)            take any action or steps that could result in any Contributed Company being treated as any type of entity other than a disregarded entity for Tax purposes, as described in Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state or local Tax Law) through the Closing Date; or

(p)            agree to do any of the foregoing.

Section 5.2            Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of Transferee and Transferor shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the Transaction and to ensure the satisfaction of its conditions to Closing set forth herein.

Section 5.3            Access.

(a)            From the Execution Date through the earlier of the termination of this Agreement pursuant to Article VIII and the Closing, Transferor shall, and shall cause the Contributed Companies to afford Transferee and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate officers and employees who currently provide services to the Contributed Companies or the Greenwood Plant, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the Contributed Companies and the Greenwood Plant as Transferee and such Representatives may reasonably request. Notwithstanding the foregoing, Transferee shall have no right of access to, and Transferor and the Contributed Companies shall not have any obligation to provide to Transferee, information relating to (i) any proprietary data which relates to another business or asset of Transferor and is not primarily used in connection with the ownership, use or operation of the Business, (ii) any information subject to contractual confidentiality obligations or any privilege (including attorney-client privilege), (iii) any information the disclosure of which would result in a violation of Law, or (iv) any information related to Transferor’s negotiation or preparation of this Agreement or the other Contribution Documents or the sale process related thereto.

(b)            Transferee agrees to defend, indemnify, and hold harmless Transferor, each of the Contributed Companies, and their respective Affiliates and its and their respective Representatives, from and against any and all Damages incurred by any such Person arising out of the access rights under Section 5.3(a), including in respect of any claims against Transferor or its Affiliates by any Representatives of Transferee for any injuries or property damage sustained while present at the Greenwood Plant or on any real property owned or leased by any of the Contributed Companies.

Section 5.4            Tax Matters.

(a)            To the extent Transfer Taxes may be due and payable in connection with the Transaction, such Transfer Taxes shall be borne equally by Transferor and Transferee. Transferor and Transferee shall reasonably cooperate in obtaining applicable exemptions from, or taking other actions to reduce, Transfer Taxes in accordance with applicable Law.

(b)            Transferor shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns for the Contributed Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Transferor shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. Transferee shall prepare all Straddle Period Tax Returns and shall timely pay or cause to be paid all Taxes shown as due on such Tax Returns. To the extent required or permitted by applicable Law, Transferor and Transferee shall each include any income, gain, loss, deduction or other Tax items for such periods on its Tax Returns in a manner consistent with the manner in which Transferor included such items for such periods.

(c)            If any Governmental Entity issues to any of Transferor, Transferor’s Affiliates, Transferee, or Transferee’s Affiliates a notice of deficiency or any other type of proposed adjustment of Taxes of any Contributed Company or with respect to any of their respective operations or Assets that could give rise to a claim for indemnification under Section 7.2(a) (a “Tax Contest”), the party receiving such notice shall notify the other within 15 Business Days of receipt of the notice of deficiency or other proposed adjustment, provided, however, failure to give such notification shall not affect the indemnification provided pursuant to Section 7.2(a) except to the extent Transferee shall have been materially prejudiced as a result of such failure. Provided Transferor notifies Transferee of its intent to control such Tax Contest within 15 Business Days after receipt of notification from Transferee or delivery of notification to Transferor as set forth in the immediately preceding sentence, Transferor will have the right, at its expense, to control the defense of such Tax Contest. With respect to any Tax Contest for which Transferor exercises its right to control, Transferor shall (i) notify Transferee of significant developments with respect to such Tax Contest and keep Transferee reasonably informed and consult with Transferee as to the resolution of any issue that would materially affect Transferee and (ii) give Transferee a copy of any Tax adjustment proposed in writing with respect to such Tax Contest and copies of any other written correspondence with the relevant Governmental Entity relating to such Tax Contest. Notwithstanding anything to the contrary in this Agreement, the provisions in this Section 5.4(c) shall apply to any Tax Contest and the procedures in Section 7.3 shall not be applicable to a Tax Contest.

(d)            Transferor and Transferee shall use commercially reasonable efforts to agree to an allocation of the total consideration (the Purchase Price, plus the balance of the Navigator Note and any other amounts constituting consideration for U.S. federal income tax purposes) among the Contributed Companies’ Assets in accordance with Section 1060 of the Code and Treasury regulations promulgated thereunder within 30 Business Days after the Closing Date (the “Purchase Price Allocation”). If Transferor and Transferee reach an agreement with respect to the Purchase Price Allocation, (i) the parties shall use commercially reasonable efforts to update the Purchase Price Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, (ii) Transferor and Transferee shall, and shall cause their respective Affiliates to, report consistently with the Purchase Price Allocation in all Tax Returns, including IRS Form 8594, which Transferor and Transferee shall timely file with the IRS, and neither Transferor nor Transferee shall take any position in any Tax Return that is inconsistent with the Purchase Price Allocation, as adjusted, in each case, unless required to do so by a final determination within the meaning of Section 1313 of the Code, and each of Transferor and Transferee agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Purchase Price Allocation.

Section 5.5            Updating. From time to time until the Closing, each of Enviva Holdings and Transferor may at its option supplement or amend and deliver written updates to (or add Schedules to) the Disclosure Schedules as necessary to disclose any events or developments that occur or information that is learned between the date of this Agreement and the Closing Date. Enviva Holdings and Transferor shall be considered in material breach of this Agreement for purposes of Section 8.1(c) if the event, action, development or occurrence which is the subject of the supplement, amendment or update (a) constitutes a material breach by Enviva Holdings or Transferor of any provision of this Agreement or (b) has a Material Adverse Effect, provided, however, in the case of subclauses (a) or (b), in the event Transferee provides notice of termination for a material breach of this Agreement pursuant to Section 8.1(c) as a result of any supplement, amendment or update, Enviva Holdings and Transferor shall have a period of 30 days following written notice from Transferee to cure any breach of this Agreement if the breach is curable; provided, further, if Transferee does not elect to terminate this Agreement pursuant to Section 8.1(c) as a result thereof, any such update made pursuant to this Section 5.5 shall be considered for purposes of determining whether the condition in Section 6.2(b) has been satisfied, but shall be disregarded for purposes of (x) determining whether the condition in Section 6.2(c) has been satisfied and (y) Article VII.

Section 5.6            Transferor Approvals and Consents. Transferor shall make, obtain or give, as applicable, all Transferor Approvals and Consents prior to or in connection with Closing.

Section 5.7            Financial Statements. When available, Transferor shall deliver to Transferee a copy of the final audited consolidated financial statements of the Contributed Companies as of and for each of the years ended December 31, 2018 and December 31, 2019 and the unaudited consolidated financial statements of the Contributed Companies as of and for the three months ended March 31, 2020.

Article VI
CONDITIONS TO CLOSING

Section 6.1            Mutual Closing Conditions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)            All necessary filings with and consents of any Governmental Entity required for the consummation of the Transaction and the other Contribution Documents shall have been made and obtained, as applicable; provided, however, prior to invoking this condition, the invoking party shall have used commercially reasonable efforts to make or obtain such filings and consents; and

(b)            (i) No effective injunction, writ or preliminary restraining order or any order of any nature is issued and outstanding by a Governmental Entity of competent jurisdiction prohibiting the consummation of the Transaction and (ii) there shall not be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree, or ruling would prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 6.2            Transferee’s Closing Conditions. Transferee’s obligation to consummate the Transaction are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Transferee), at or prior to the Closing, of each of the following conditions:

(a)            Each of Enviva Holdings and Transferor shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(b)            The representations and warranties (other than the Fundamental Representations of Enviva Holdings and Transferor) made by Enviva Holdings and Transferor in Article III (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, except in the case of the term Material Contract) shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct would not, in the aggregate, have a Material Adverse Effect. The Fundamental Representations made by Enviva Holdings and Transferor in Article III shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than those representations and warranties that speak to an earlier date, which representations and warranties shall be true and correct as of such earlier date). For purposes of determining whether the condition in this Section 6.2(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded;

(c)            Since the Execution Date, there shall have been no event, change, occurrence, development or set of circumstances or facts that, individually or in the aggregate, have had a Material Adverse Effect; and

(d)            Transferor and Enviva Holdings, as applicable, shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(a).

Section 6.3            Transferor’s Closing Conditions. The obligation of Enviva Holdings and Transferor to consummate the Transaction are subject to the satisfaction (or to the extent permitted by applicable Laws, waiver by Enviva Holdings and Transferor), at or prior to the Closing, of each of the following conditions:

(a)            Transferee shall have performed and complied in all material respects with all the covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(b)            The representations and warranties in Article IV shall be true and correct on and as of the Closing Date as if remade thereon (except in each case to the extent such representations and warranties speak to an earlier date, in which case as of such earlier date). For purposes of determining whether the condition in this Section 6.3(b) has been satisfied, any breach of a representation or warranty arising from any Person’s compliance with the express terms of this Agreement shall be disregarded; and

(c)            Transferee shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.4(b).

Article VII
INDEMNIFICATION

Section 7.1            Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive for a period of twelve (12) months following the Closing Date, except that:

(a)            the representations and warranties contained in Section 3.11 (Taxes) shall survive until 30 days following the expiration of the applicable statute of limitations; and

(b)            the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3 (Title to Contributed Interests), Section 3.6 (Ownership), Section 3.16 (Brokerage Arrangements), Section 4.1 (Organization), Section 4.2 (Authority; Enforceability), and Section 4.6 (Brokerage Arrangements) (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by Law.

Upon the expiration of any representation and warranty pursuant to this Section 7.1, unless written notice of a claim based on such representation and warranty shall have been delivered to the Indemnifying Party prior to such expiration, no claim may be brought based on the breach of such representation and warranty. The covenants made in this Agreement shall survive the Closing and remain operative and in full force and effect indefinitely or until the latest date permitted by Law.

Section 7.2            Indemnification. From and after the Closing, and subject to this Article VII:

(a)            Enviva Holdings and Transferor, as applicable, shall indemnify, defend and hold harmless Transferee, its Affiliates, and its and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Transferee Indemnitees”), to the fullest extent permitted by applicable Law, from and against any and all Damages incurred or suffered by any Transferee Indemnitee to the extent caused by, resulting from, arising out of, or relating to the breach of any of the representations, warranties, or covenants of Enviva Holdings and Transferor contained herein; provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1.

(b)            Transferee shall indemnify, defend, and hold harmless Transferor, Enviva Holdings, their Affiliates and their respective officers, directors, managers, employees, counsel, agents and representatives (collectively, the “Transferor Indemnitees”), to the fullest extent permitted by applicable Law, from and against all Damages incurred by or suffered by any Transferor Indemnitee arising out of or relating to (x) the breach of any of the representations, warranties or covenants of Transferee contained herein, provided, however, such claim for indemnification relating to a breach of a representation or warranty is made prior to the expiration of the survival of such representation or warranty as set forth in Section 7.1 or (y) any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party against any Transferor Indemnitee that pertains to the business or operations of the Contributed Companies and the Greenwood Plant or the ownership of the Contributed Interests or the Assigned Contracts, except to the extent of any matters for which Transferor is obligated to indemnify any Transferee Indemnitee under Section 7.2(a).

Section 7.3            Conduct of Indemnification Proceedings.

(a)            If any Legal Proceeding shall be brought or asserted against any Transferee Indemnitee or Transferor Indemnitee and such Person is entitled to indemnity hereunder (the “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have adversely prejudiced the Indemnifying Party.

(b)            An Indemnified Party shall have the right to employ separate counsel in any such Legal Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party shall have failed promptly to assume the defense of such Legal Proceeding or (ii) the named parties to any such Legal Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Legal Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Legal Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Legal Proceeding and does not contain any admission of wrongdoing or illegal conduct.

(c)            All reasonable fees and expenses of the Indemnified Party that are Damages for which the Indemnified Party is entitled to indemnification hereunder (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Legal Proceeding in a manner not inconsistent with this Agreement) shall be paid to the Indemnified Party, as incurred, within ten Business Days after written notice thereof to the Indemnifying Party; provided, the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is judicially determined that such Indemnified Party is not entitled to indemnification for such fees and expenses hereunder.

Section 7.4            Limitations.

(a)            Neither Transferor nor Transferee shall be required to indemnify any Indemnified Party for any Damages for any breach of a representation or warranty under Section 7.2(a) unless and until the total of all of the Damages properly asserted against such Indemnifying Party under Section 7.2(a) exceeds 1% of the Purchase Price, at which time the applicable Indemnified Parties shall be entitled to recover the aggregate amount of all Damages in excess of such threshold; provided, however, the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for indemnity for breach of a representation or warranty under Section 7.2(a) under this Article VII shall not exceed 10% of the Purchase Price. Notwithstanding anything in the foregoing to the contrary, the limitations contemplated by this Section 7.4(a) shall not apply to any claims pursuant to Section 7.2(a) for breach of covenant, Section 7.2(b), for fraud or intentional, criminal, or willful misrepresentation or misconduct or for Damages arising out of or relating to the breach of any Fundamental Representation or representation or warranty of Transferor set forth in Section 3.11; provided, however, the aggregate liability of Transferee, on the one hand, and Transferor, on the other hand, for Damages arising out of or relating to the breach of the Fundamental Representations or Section 7.2(b) shall not exceed the Purchase Price.

(b)            For purposes of determining the amount of Damages, with respect to any asserted claim for indemnification by a Transferee Indemnitee, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III (except in the case of the term Material Contract); provided, however, this Section 7.4(b) shall not so modify the representations and warranties for purposes of first determining whether a breach of any representation or warranty has occurred.

(c)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES EXPRESSLY AGREE NEITHER ENVIVA HOLDINGS, TRANSFEROR, NOR TRANSFEREE SHALL HAVE ANY LIABILITY TO ANY PARTY FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, CONSEQUENTIAL, SPECIAL, REMOTE, OR SPECULATIVE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO THIRD PARTY CLAIMS FOR WHICH SUCH INDEMNIFYING PARTY IS OBLIGATED TO PROVIDE INDEMNIFICATION UNDER Section 7.2.

(d)            Transferor shall not be liable for indemnification under Section 7.2(a), and the Transferee Indemnitees shall have no right to recover any Damages under Section 7.2(a), to the extent Transferee or its subsidiaries have been compensated for the Damages claim pursuant to the Purchase Price adjustment in Section 2.5, the Make-Whole Agreement, or otherwise.

Section 7.5            Exclusive Remedy. The indemnities in Section 7.2 shall survive Closing. The indemnities provided in Section 7.2 and the provisions of Section 9.11 shall, from and after Closing, be the sole and exclusive remedy of Transferee, Enviva Holdings, and Transferor against one another and their respective Representatives relating to this Agreement and the transactions that are the subject of this Agreement; provided, however, no limitations set forth in this Article VII shall apply to any claim for Damages arising from actual fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement.

Article VIII
TERMINATION RIGHTS

Section 8.1            Termination Rights. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the Parties;

(b)            by either Party in writing if the Closing has not occurred on or before July 10, 2020; provided, however, the Party seeking to terminate is not in material default or breach of this Agreement;

(c)            by either Party in writing without prejudice to other rights and remedies the terminating Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) may have (provided, however, the terminating Party and its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates (other than the terminating Party and its wholly owned subsidiaries) shall have (i) failed to perform in any material respect its covenants or agreements contained herein required to be performed by such Party or its Affiliates (other than the non-terminating Party and its wholly owned subsidiaries) on or prior to the Closing or (ii) breached in any material respect any of its representations or warranties contained herein; provided, however, in the case of subclauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-breaching Party to cure any breach of this Agreement if the breach is curable; or

(d)            by either Party in writing, without liability, if there shall be any action or proceeding before any Governmental Entity with respect to which an unfavorable judgment, order, decree or ruling would reasonably be expected to prohibit the consummation of the Transaction or declare the consummation of the Transaction unlawful or require the consummation of the Transaction to be rescinded.

Section 8.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, all obligations of the Parties hereto shall terminate, except for the provisions of this Section 8.2, Section 3.16, Section 3.18, Section 4.6, Section 5.3(b), Section 7.4(c), and Article IX and the Parties shall have no liability to each other under or relating to this Agreement except as provided in such provisions; provided, however, nothing herein shall prejudice the ability of the non-breaching Party from seeking damages from the other Party for any fraud, willful misconduct, criminal acts, or knowing and intentional breach of this Agreement prior to termination.

Article IX
GENERAL

Section 9.1            Entire Agreement; Successors and Assigns.

(a)            Except for the other Contribution Documents, this Agreement supersedes all prior oral discussions and written agreements among the Parties with respect to the subject matter of this Agreement (except to the extent specifically incorporated by reference herein). This Agreement contains the sole and entire agreement among the Parties hereto with respect to the subject matter hereof.

(b)            All of the terms, covenants, representations, warranties, and conditions of this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

(c)            Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party; provided, however, Transferee may assign its rights, interests, or obligations hereunder to a wholly owned subsidiary of Transferee without the prior written consent of Transferor; provided, further, no such assignment by Transferee shall relieve Transferee of any of its obligations hereunder.

Section 9.2            Amendments and Waivers. All amendments to this Agreement must be in writing and signed by the Parties. A Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by a Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power, or remedy.

Section 9.3            Notices. Unless otherwise provided herein, all notices, requests, consents, approvals, demands, and other communications to be given hereunder will be in writing and will be deemed given upon (a) confirmed delivery by a reputable overnight carrier or when delivered by hand, addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), (b) actual receipt, (c) the expiration of four (4) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective Parties listed below at the following addresses (or such other address for a Party hereto as will be specified by like notice), (d) delivery by facsimile, with receipt confirmed, to a Party, at the facsimile number set forth below (or at such other facsimile number as such Party shall designate by like notice), or (e) delivery by electronic mail to a Party at the electronic mail address set forth below (or at such other address as such Party shall designate by like notice):

If to Transferor, addressed to:

Enviva Development Holdings, LLC
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD 20814
Attn: President and General Counsel
Facsimile No.: (240) 482-3774
Email: william.schmidt@envivabiomass.com

with a copy to, which shall not constitute notice:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, New York 10036
Attn: Caroline Blitzer Phillips
Facsimile No.: (917) 849-5317
Email: cphillips@velaw.com

If to Transferee, addressed to:

Enviva Partners, LP
c/o Enviva Partners GP, LLC (as General Partner)
7200 Wisconsin Avenue
Suite 1000
Bethesda, MD 20814
Attn: Chair, Conflicts Committee of the Board of Directors
Facsimile No.: (918) 747-2150
Email: JohnB@bostonavenue.com

with a copy to, which shall not constitute notice:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attn: Michael Rosenwasser

Michael Swidler

Facsimile No.: (212) 259-2533

(212) 259-2511

Email: michael.rosenwasser@bakerbotts.com

michael.swidler@bakerbotts.com

Section 9.4            Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of Law principles thereof.

Section 9.5            Dispute Resolution; Waiver of Jury Trial.

(a)            Each of the Parties (i) consents to submit itself to the exclusive personal jurisdiction and venue of any U.S. federal court located in the State of Delaware or any Delaware state court with respect to any suit relating to or arising out of this Agreement or any of the transactions contemplated hereby, (ii) agrees it will not attempt to defeat or deny such personal jurisdiction or venue by motion or otherwise, (iii) agrees it will not bring any such suit in any court other than a U.S. federal or state court sitting in the State of Delaware, (iv) irrevocably agrees any such suit (whether at law, in equity, in contract, in tort or otherwise) shall be heard and determined exclusively in such U.S. federal or state court sitting in the State of Delaware, (v) agrees to service of process in any such action in any manner prescribed by the Laws of the State of Delaware, and (vi) agrees service of process upon such Party in any action or proceeding shall be effective if notice is given in accordance with Section 9.3.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES ANY SUCH CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 9.6            Disclosure Schedules. The inclusion of any information (including dollar amounts) in any of the Schedules delivered by Transferor pursuant to this Agreement (collectively, the “Disclosure Schedules”) shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Disclosure Schedules or is material to or within or outside the ordinary course of business of such Party. The information contained in this Agreement, the Exhibits hereto, and the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract). The listing (or inclusion of a copy) of a document or other item under one Disclosure Schedule to a representation or warranty made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear such document or other item applies to such other representation or warranty made herein. For the avoidance of doubt, all information contained in the Disclosure Schedules is subject to Section 3.18 and Section 4.8. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement.

Section 9.7            Severability. In the event any of the provisions hereof are held to be invalid or unenforceable under applicable Laws, the remaining provisions hereof will not be affected thereby. In such event, the Parties hereto agree and consent such provisions and this Agreement will be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

Section 9.8            Transaction Costs and Expenses. Except as otherwise specified in this Agreement, the Parties will bear all of their own costs, fees, and expenses, if any, incurred by or on their behalf in connection with the Transaction.

Section 9.9            Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, each of the Transferor Indemnitees and Transferee Indemnitees is an express, intended third-party beneficiary of this Agreement.

Section 9.10            Counterparts. This Agreement may be executed by facsimile or electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party hereto and delivered (including by facsimile or electronic mail exchange of .pdf signature pages) to the other Parties hereto.

Section 9.11            Specific Performance. The Parties agree if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy. In addition to any other remedy at law or in equity, each of Transferor and Transferee shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy.

Section 9.12            Publicity. All press releases or other public communications of any nature whatsoever relating to the Transaction, and the method of the release for publication thereof, shall be subject to the prior consent of each Party, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange or the Securities and Exchange Commission after consultation with the other Party as is reasonable under the circumstances.

Section 9.13            Further Assurances. The Parties agree, from time to time after the Closing Date and without any further consideration, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes, and intents of the Contribution Documents. Without limiting the generality of the foregoing, Transferor and Transferee shall from time to time after the Closing, execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further instruments of sale, conveyance, transfer, assignment or delivery and such further consents, certifications, affidavits, and assurances as Transferor or Transferee may reasonably request to vest in Transferee or its designees and their respective successors and assigns all right, title and interest in the Contributed Interests, the Business, and the Assigned Contracts, or otherwise to consummate and make effective the transactions contemplated by the Contribution Documents upon the terms and conditions set forth herein. The Parties will coordinate and cooperate with each other in exchanging such information and assistance as any of the Parties may reasonably request in connection with the foregoing.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

TRANSFEROR:

ENVIVA DEVELOPMENT HOLDINGS, LLC

By:	/s/ William H. Schmidt, Jr.
Name: William H. Schmidt, Jr.
Title: President and General Counsel

TRANSFEREE:

ENVIVA PARTNERS, LP

By:	Enviva Partners GP, LLC,
as its sole general partner

By:	/s/ Shai Even
Name: Shai Even
Title: Executive Vice President and Chief Financial Officer

ENVIVA HOLDINGS:

ENVIVA HOLDINGS, LP

By:	Enviva Holdings GP, LLC,
as its sole general partner

By:	/s/ William H. Schmidt, Jr.
Name: William H. Schmidt, Jr.
Title: Executive Vice President, Corporate Development and General Counsel

[Signature Page to Contribution Agreement]

Exhibit A

Definitions

“Affiliate” means with respect to an entity, any other entity controlling, controlled by, or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling”, “controlled by”, and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this definition to the contrary, for the purposes of this Agreement, (a) (i) prior to the Closing, each of the Contributed Companies shall be considered to be an Affiliate of Transferor and not an Affiliate of Transferee and (ii) on and after the Closing, each of the Contributed Companies shall be considered to be an Affiliate of Transferee and not an Affiliate of Transferor and (b) other than with respect to the Contributed Companies, none of Transferee and its subsidiaries, on the one hand, and Transferor and its subsidiaries, on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the preamble.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, which assets and properties are operated, owned or leased by such Person.

“Assigned Contracts” has the meaning set forth in the recitals.

“Benefit Plan” has the meaning set forth in Section 3.13.

“Business” means the production and sale of industrial wood pellets by Greenwood at or from the Greenwood Plant, the performance of the Contributed Companies under the applicable Material Contracts, and the conduct of other activities by the Contributed Companies incidental to the foregoing.

“Business Day” means any day other than Saturday, Sunday, or a holiday, on which banks are generally open for business in New York City; provided, however, banks shall be deemed to be generally open for business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Entity if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Net Working Capital” has the meaning set forth in Section 2.5(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax Laws of the United States of America.

“Conflicts Committee” has the meaning set forth in the recitals.

“Confirmation” means the Biomass Fuel Supply Confirmation No. 001 effective as of February 16, 2018, by and between Enviva, LP and Greenwood, governed by that certain Master Biomass Purchase and Sale Agreement, dated as of December 28, 2017, by and between Enviva, LP and Enviva JV Development Company, LLC.

“Confirmation Termination” has the meaning set forth in Section 2.4(a)(viii).

“Contract” means any agreement, purchase order, commitment, evidence of indebtedness, mortgage, indenture, security agreement or other contract, entered into by a Person or by which a Person or any of its Assets are bound.

“Contract Assignment” has the meaning set forth in Section 2.4(a)(iv).

“Contributed Companies” means, collectively, EGH II, EGH I, and Greenwood.

“Contributed Interests” has the meaning set forth in the recitals.

“Contribution Documents” means this Agreement, the Interest Conveyance, the Contract Assignment, the EVA MSA Fee Waiver, the Note Guarantee Assignment, the Lease Guarantee Assignment, the Confirmation Termination, the Make-Whole Agreement, and each of the other documents and instruments to be delivered hereunder.

“Damages” means any and all debts, losses, liabilities, duties, Taxes, claims, damages, obligations, payments (including those arising out of any demand, assessment, settlement, judgment, or compromise relating to any actual or threatened Legal Proceeding), costs, and reasonable expenses, including any reasonable attorneys’ fees, and any and all reasonable expenses whatsoever and howsoever incurred in investigating, preparing, or defending any Legal Proceeding, in all cases, whether matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known, or unknown. For the avoidance of doubt, Damages includes both inter-party damages (i.e., between the Parties) and third-party damages.

“Disclosure Schedules” has the meaning set forth in Section 9.6.

“EGH I” means Enviva Pellets Greenwood Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of EGH II.

“EGH II” has the meaning set forth in the recitals.

“Environmental Law” means all Laws relating to (a) pollution or protection of human health, the environment or natural resources, (b) any Release or threatened Release of, or exposure to, Hazardous Substances, (c) greenhouse gas emissions, or (d) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances. Without limiting the foregoing, “Environmental Laws” include the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq, the Clean Air Act, 42 U.S.C. § 7401 et seq, the Clean Water Act, 33 U.S.C. § 1251 et seq, the Safe Drinking Water Act, 42 U.S.C. § 300f et seq, the Endangered Species Act, § 16 U.S.C. 1531 et seq, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq, the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq, the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq and other federal, state, and local environmental and health conservation and protection Laws.

“Enviva GP, LLC” has the meaning set forth in the recitals.

“Enviva Holdings” has the meaning set forth in the preamble.

“Enviva, LP” has the meaning set forth in the recitals.

“Enviva ManagementCo” means Enviva Management Company, LLC, a Delaware limited liability company.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.5(b).

“Estimated Purchase Price” has the meaning set forth in Section 2.5(a).

“EVA MSA Fee Waiver” has the meaning set forth in Section 2.4(a)(vi).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Expansion Project” means the contemplated expansion of the Greenwood Plant to increase its nameplate production capacity to 600K MTPY.

“Financial Advisor” has the meaning set forth in the recitals.

“FIRPTA Certificate” means a certificate, issued pursuant to Treasury Regulations Section 1.1445-2(b) and signed and properly executed by Enviva Holdings, stating that Transferor is a disregarded entity and Enviva Holdings is not a foreign person within the meaning of Code Section 1445.

“Fundamental Representations” has the meaning set forth in Section 7.1(b).

“Funding” has the meaning set forth in Section 2.3.

“GAAP” means generally accepted accounting principles in the United States as promulgated by the Financial Accounting Standards Board, or its predecessors or successors, as of the date of the statement or item to which such term refers, applied on a consistent basis during the period involved.

“General Partner” has the meaning set forth in the recitals.

“Governmental Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right, or other consent or approval granted by, or subject to approval by, any Governmental Entity.

“Governmental Entity” means any court, governmental department, commission, council, board, agency, bureau, or other instrumentality of the United States of America, any foreign jurisdiction, or any state, provincial, county, municipality, or local governmental unit thereof, including any Taxing Authority.

“Greenwood” means Enviva Pellets Greenwood, LLC, a Delaware limited liability company and wholly owned subsidiary of EGH I.

“Greenwood Plant” means the wood pellet production plant located in Greenwood, South Carolina and owned by Greenwood.

“Hazardous Substances” means (i) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including any hazardous substance as such term is defined under the federal Comprehensive Environmental Response, Compensation, and Liability Act, (ii) radioactive materials, asbestos or asbestos containing materials, per- and poly-fluoroalkyl substances, polychlorinated biphenyls, urea formaldehyde insulation, toxic mold or radon, and (iii) oil as defined in the Oil Pollution Act of 1990, including oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, other refined petroleum hydrocarbon and petroleum products.

“Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, and (d) all indebtedness of any other Person of the type referred to in clauses (a) to (d) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnifying Party” has the meaning set forth in Section 7.3(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos, and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, and specifications.

“Interest Conveyance” has the meaning set forth in Section 2.4(a)(iii).

“JHUSA” means John Hancock Life Insurance Company (U.S.A.), a Michigan corporation.

“JHUSA Purchase Price” means an aggregate amount determined as of the Funding equal to the sum of the Greenwood Purchase Price (as defined in the Purchase and Sale Agreement) plus the Additional Payment Amount (as defined in the Purchase and Sale Agreement).

“Laws” means all applicable laws, statutes, rules, regulations, codes, ordinances, variances, judgments, injunctions, orders, and licenses of a Governmental Entity having jurisdiction over the Assets of any Person and the operations thereof.

“Lease Guarantee Assignment” has the meaning set forth in Section 2.4(a)(ix).

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, hearing, inquiry, investigation, or other proceeding (public or private) before any Governmental Entity.

“Lien” means any lien, mortgage, pledge, preferential purchase right, option, security interest, or encumbrance of any nature whatsoever.

“Make-Whole Agreement” has the meaning set forth in Section 2.4(a)(x).

“Management Services Agreement” means the Management Services Agreement, dated as of April 9, 2015, by and among Enviva Holdings GP, LLC, Enviva Holdings, the direct and indirect subsidiaries of Enviva Holdings that are parties thereto (including Transferor and the Contributed Companies), and Enviva ManagementCo, as amended, supplemented, waived, or modified from time to time.

“Material Adverse Effect” means a change, effect, event, or occurrence that has a material adverse effect on the Business, properties, financial condition, or results of operations of the Contributed Companies or the Greenwood Plant (and calculated net of insurance proceeds), or prevents or materially delays the ability of Transferor to consummate the Transaction; provided, however, in no event shall any change, effect, event, or occurrence that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (i) compliance with the terms of, or the taking of any action required by, this Agreement or actions or omissions of Transferor that Transferee has requested or to which Transferee has expressly consented, or the pendency or announcement of the Transaction, (ii) changes or conditions affecting the wood pellet industry (including feedstock pricing, marketing, transportation, terminaling, and trading costs and margins) generally or regionally, to the extent not having a disproportionate adverse effect on any of the Contributed Companies or the Greenwood Plant as compared to similarly situated businesses, (iii) changes in general economic, capital markets, regulatory, or political conditions in the United States or elsewhere (including interest rate fluctuations), (iv) changes in Law, GAAP, regulatory accounting requirements, or interpretations thereof, to the extent not having a disproportionate adverse effect on any of the Contributed Companies or the Greenwood Plant as compared to similarly situated businesses, (v) fluctuations in currency exchange rates, (vi) acts of war, insurrection, sabotage, or terrorism, (vii) the failure of any Contributed Company to meet any budgets, projections, forecasts, or predictions of financial performance or estimates of revenue, earnings, cash flow, or cash position, or (vii) pandemics or disease outbreaks (including the COVID-19 virus and any mutation of the COVID-19 virus), or any other health crises or public health events, or the worsening of any of the foregoing, in each case to the extent not having a disproportionate adverse effect on any of the Contributed Companies or the Greenwood Plant as compared to similarly situated businesses.

“Material Contracts” means the Offtake Contracts, the Shipping Contracts, and those material Contracts comprising each of the following types of Contracts related to the Business, including those set forth on Schedule 3.10(a) (which to the actual knowledge of Transferor and Enviva Holdings, represents all of such Contracts other than (a) any such Contracts contemplated to be entered into in connection with the Closing or otherwise referred to herein and (b) Contracts related to the Expansion Project:

(i)            any Contract for Indebtedness for Borrowed Money, except for any that will be cancelled prior to Closing;

(ii)            any Contract involving a remaining commitment to pay capital expenditures in excess of $1,000,000;

(iii)          any Contract (or group of related Contracts with the same Person) for the lease of real or personal property to or from any Person providing for lease payments in excess of $1,000,000 per year;

(iv)          any Contract between Transferor or any of its Affiliates (other than any Contributed Company), on the one hand, and any Contributed Company, on the other hand, that will survive the Closing;

(v)          any Contract that limits the ability of any Contributed Company or the Greenwood Plant to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi)          any partnership or joint venture agreement (other than the limited liability company agreement or any other organizational documents of Transferor, EGH II or their respective subsidiaries);

(vii)         any Contract granting to any Person a right of first refusal, first offer, or right to purchase the any of the Contributed Companies or the Greenwood Plant which right survives the Closing (other than any of the Contribution Documents);

(viii)        any Contract for the purchase or sale of wood pellets, biomass or any similar product; and

(ix)          any other Contract (or group of related Contracts with the same Person) not enumerated in this definition, the performance of which by any party thereto involves consideration in excess of $1,000,000 per year, other than Contracts for the purchase of consumable inventory parts and for service and maintenance relating thereto, to the extent entered into in the ordinary course of business.

“Navigator Note” means that certain promissory note dated February 16, 2018 made by Greenwood to Colombo Energy, Inc.

“Navigator Security” means the Commercial Mortgage of Real Property and Security Agreement by Greenwood to The Navigator Company, S.A., dated as of February 16, 2018, and the Security Agreement by and between The Navigator Company, S.A. and Greenwood dated as of February 16, 2018, in each case securing the Navigator Note.

“Net Adjustment Amount” has the meaning set forth in Section 2.5(c).

“Note Guarantee Assignment” has the meaning set forth in Section 2.4(a)(vii).

“Offtake Contracts” means (1) the CFR Iwakuni Biomass Fuel Supply Agreement, dated as of August 2, 2019, by and between Enviva Holdings and Sumitomo Corporation (“Kaita Offtake Contract”); (2) the CIF Biomass Fuel Supply Agreement, dated as of August 5, 2019, by and between Enviva Holdings and Suzukawa Energy Center Ltd. (“Suzukawa Offtake Contract”); (3) the CIF Biomass Fuel Supply Agreement, dated as of July 31, 2019, by and between Enviva Holdings and Mitsubishi Corporation (as amended by that certain First Amendment dated September 30, 2019) (“Taketoyo Offtake Contract”); (4) the CFR Onahama Biomass Fuel Supply Agreement, dated as of January 30, 2019, by and between Enviva Holdings and Sumitomo Corporation (“Iwaki Offtake Contract”); and (5) the CFR Biomass Fuel Supply Agreement, dated as of February 1, 2020, by and between Enviva Holdings and Sumitomo Forestry Co., Ltd. (“Ishinomaki Offtake Contract”).

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of incorporation or association, certificate of formation, by-laws, limited liability company agreement, operating agreement, limited partnership agreement, or other governing documents and agreements that establish the legal personality of such Person, in each case as amended to date.

“Parties” and “Party” have the meanings set forth in the preamble.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by Transferor or any Contributed Company, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the real property of any Contributed Company and not violated by the current use and operation of such Contributed Company’s real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any Contributed Company’s real property that do not materially impair the occupancy or use of such Contributed Company’s real property for the purposes for which it is currently used or proposed to be used in connection with Transferee’s or any Contributed Company’s businesses, which shall include, without limitation, all such matters that are disclosed in that certain Owner’s Policy of Title Insurance, issued by Chicago Title Insurance Company, issued to Greenwood as “Insured,” dated effective February 16, 2018, under Policy No. 723064040-213254443, (v) public roads and highways, (vi) matters that would be disclosed by an inspection or accurate survey of each parcel of real property, and all matters disclosed on that certain survey, made by Site Design, Inc., dated August 2, 2017, with a last revision date of January 18, 2018, under Job No. S140069 (vii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (x) Liens contained in the Organizational Documents of any Contributed Company, and (xi) Liens contained in the Navigator Security.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization, or Governmental Entity.

“Pledge Agreement” means the Pledge Agreement between EGH II and JHUSA dated as of February 10, 2020.

“Pre-Closing Tax Period” means all taxable periods ending on or prior to the Closing Date.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of November 6, 2019, by and among Transferor, JHUSA, and Enviva Holdings, as amended, supplemented, waived, assigned, or modified from time to time.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation” has the meaning set forth in Section 5.4(d).

“Railroad Car Lease Agreement” means the Railroad Car Lease Agreement by and between Trinity Industries Leasing Company and Greenwood, as assignee of Colombo Energy, Inc. dated as of February 4, 2016, as amended, supplemented, waived, assigned, or modified from time to time.

“Release” or “Releasing” means depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaking, dumping or disposing of any Hazardous Substances into the environment.

“Representatives” means, as to any Person, its Affiliates and its and their respective officers, directors, managers, employees, partners, members, stockholders, controlling persons, counsel, agents, accountants, advisers, engineers, and consultants.

“Responsible Officer” means, with respect to any Person, any vice president or more senior officer of such Person, or, if such Person is a partnership, any vice president or more senior officer of the general partner of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

“Shipping Contracts” means (1) the Contract of Affreightment, dated as of August 3, 2016, by and between Enviva Holdings (successor in interest to Enviva Pellets Cottondale, LLC, pursuant to that certain Assignment and Assumption Agreement dated June 28, 2019) and Lauritzen Bulkers A/S (as amended by that certain First Amendment dated June 28, 2019) (“JL Shipping Contract”); (2) the portion of the Contract of Affreightment, dated as of November 22, 2018, by and between Enviva Holdings, LP and Daiichi Chuo Kisen Kaisha (the “Daiichi Shipping Contract”) solely with respect to one (1) Shipment (as defined therein) under each calendar year of 2022 through 2026, and nine (9) Shipments (as defined therein) under each calendar year from 2027 through the end of the term thereof; (3) the Contract of Affreightment, dated as of January 17, 2020, by and between Enviva Holdings and The China Navigation Co. Pte. Ltd. (“CNCo Shipping Contract”); and (4) and the Contract of Affreightment, dated as of May 4, 2018, by and between Enviva Holdings (successor in interest to Enviva, LP pursuant to that certain Assignment and Assumption Agreement dated May 1, 2019) and MUR Shipping B.V. (as amended by that certain Amendment No. 1 dated April 10, 2019) (“MUR 2018 Shipping Contract”).

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Target Working Capital” has the meaning set forth in Section 2.5(a).

“Tax” or “Taxes” means (i) any taxes and similar assessments imposed by any Taxing Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, sales, use, real property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, actual or estimated, or other similar charge, including any interest, penalty, or addition thereto or otherwise relating to a Tax Return, whether disputed or not and (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto).

“Tax Contest” has the meaning set forth in Section 5.4(c).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transaction” means the consummation of the transactions contemplated by this Agreement.

“Transfer Tax” means all sales, use, goods, services, transfer, stamp, recording, and similar Taxes and fees incurred by or on behalf of a Party as a result of the Transaction, as imposed by applicable Law.

“Transferee” has the meaning set forth in the preamble.

“Transferee Indemnitees” has the meaning set forth in Section 7.2(a).

“Transferor” has the meaning set forth in the preamble.

“Transferor Approvals and Consents” has the meaning set forth in Section 3.4.

“Transferor Indemnitees” has the meaning set forth in Section 7.2(b).

Exhibit B

Form of Interest Conveyance

[See attached.]

B-1

Exhibit C

Form of Contract Assignment

[See attached.]

C-1

Exhibit D

Form of EVA MSA Fee Waiver

[See attached.]

D-1

Exhibit E

Form of Note Guarantee Assignment

[See attached.]

E-1

Exhibit F

Form of Confirmation Termination

[See attached.]

F-1

Exhibit G

Form of Lease Guarantee Assignment

[See attached.]

G-1

Exhibit H

Form of Make-Whole Agreement

[See attached.]

H-1